Exhibit 10.14

MASTER CONSULTING SERVICES AGREEMENT

This Master Consulting Services Agreement (this “Agreement”) is made and entered into as of this 10th day of October, 2013, by and between Malvern Consulting Group, Inc., a Pennsylvania corporation (“Consultant”) and Recro Pharma, Inc., a Pennsylvania corporation (“Client”).

WHEREAS, Client desires that Consultant provide certain consulting and related services (collectively, “Services”), as agreed by the parties from time to time, and Consultant desires to provide such Services, each in accordance with the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, each of Consultant and Client agrees as follows:

1.	SERVICES

This Agreement shall govern all Services provided by Consultant to Client during the term hereof. Client shall order any Services from Consultant by signing a work order in substantially the form attached hereto as Exhibit A (each, a “Work Order”), specifying, among other things, the Services to be performed and the deliverables to be delivered (“Deliverables”) by Consultant to Client thereunder. No Work Order shall be effective until countersigned by an authorized Consultant representative. In the event of any conflict between this Agreement and any accepted Work Order, the terms of the Work Order shall govern.

2.	CLIENT OBLIGATIONS

2.1 On-Site Facilities. If requested by Consultant, during the term hereof and/or of any Work Order, Client shall provide to Consultant, free-of-charge, suitable offices and facilities at Client’s place of business, access to Client personnel, assistance, input, technical equipment and all other resources necessary or appropriate to allow Consultant to perform the Services.

2.2 Products. Client shall provide to Consultant, free-of-charge, all pharmaceutical, biopharmaceutical and/or biochemical compounds (the “Products”) necessary or appropriate to Consultant’s provision of the Services.

2.3 Compliance with Laws. Unless specifically provided for in a Work Order, Client shall be solely responsible for ensuring that performance of its obligations and exercise of its rights under this Agreement (including, without limitation, its handling and provision to Consultant of the Products and the Client Content (as defined below)) comply with all federal, state and local laws, rules, regulations and orders (collectively, “Laws”), including, without limitation, all present and future laws and regulations relating to the shipment, storage and handling of hazardous materials and the privacy of, or data protection for, individually identifiable or aggregate medical, financial or other information.

3.	PROPRIETARY RIGHTS

3.1 Deliverables. Subject to the provisions of Sections 3.2 through 3.4 hereof, upon payment of all Fees hereunder, ownership of all Deliverables resulting from, or delivered to Client in connection with, the Services shall vest in Client.

3.2 Pre-Existing Materials. Client acknowledges and agrees that in the event a Deliverable includes any Pre-Existing Materials, such Pre-Existing Materials shall, as between Consultant and Client, be and remain the sole and exclusive property and Confidential Information (as defined in Section 8.1 hereof) of Consultant. “Preexisting Materials” means any data, formulas, know-how, calculations, compilations, programs, drawings, products, devices, technology, equipment configurations, equipment purchase costs, manufacturing and process costs, technical studies, research and development efforts, trial results, regulatory processes and any knowledge or information relating thereto created, developed or authored by or for Consultant prior to, or outside the scope of, the Services or that have general applicability to Consultant’s business, and all modifications, improvements and enhancements thereto and derivative works thereof. Subject to Client’s payment of all Fees hereunder, Consultant hereby grants to Client a non-exclusive, non-transferable license (without the right to sublicense) to use such Pre-Existing Materials as part of and in connection with the Deliverables solely for Client’s internal business purposes, and not in competition with Consultant’s business or for any other purpose whatsoever.

3.3 Client Content. As between Client and Consultant, all preexisting works of authorship and other items or materials, or portions thereof, provided by Client to Consultant for incorporation or integration into any Deliverable hereunder (“Client Content”), shall be and remain the sole and exclusive property of Client. Client acknowledges and agrees that Client is solely responsible for all Client Content. Client shall have sole responsibility for obtaining necessary licenses, clearances, registrations and approvals for any Client Content created by third parties. Without limiting the generality of the foregoing, Client represents and warrants to Consultant that neither its provision of the Client Content to Consultant, nor Consultant’s use thereof as contemplated herein and/or in any Work Order, shall infringe or otherwise violate any patent, copyright, trademark, trade secret, confidentiality or other proprietary right of any third party.

3.4 Confidential Information. Notwithstanding anything to the contrary herein, each party shall be and remain the sole and exclusive owner of such party’s Confidential Information (as defined in Section 8.1 hereof).

4.	PAYMENT

4.1 Fees and Other Compensation. In consideration of the Services and Deliverables, Client shall pay to Consultant the fees set forth in the applicable Work Order (the “Fees”). In the event that Client requests new Services and/or Deliverables or changes in the scope of the Services and/or Deliverables to be provided under any Work Order, Consultant shall provide Client with a new or amended Work Order detailing such Services and/or Deliverables and the Fees applicable thereto. If accepted by Client, the Services and/or Deliverables will then be invoiced according to such Work Order. Any new or amended Work Order shall be subject to the terms and conditions of this Agreement.

4.2 Expenses. Client shall pay or reimburse Consultant for all out-of-pocket expenses actually incurred by Consultant in performing the Services and/or providing the Deliverables, including, without limitation, travel to and from Client’s site, mileage, room and board, telephone and photocopying expenses, as well as the actual costs of materials and third-party services utilized by Consultant in performing the Services or providing the Deliverables (collectively, “Expenses”).

4.3 Payment Terms. Except as otherwise provided in the applicable Work Order, all Fees and Expenses are immediately due and payable upon invoice therefor. All payments shall be made in U.S. currency. Any sum not paid by Licensee within thirty (30) days after the invoice date shall bear interest until paid at a rate of 1.5% per month (18% per annum), or the maximum rate permitted by law, whichever is less. Client shall bear and be solely responsible for the costs, including without limitation, reasonable attorneys’ fees and court costs, incurred by Consultant in connection with Consultant’s collection of any past-due amounts under this Agreement. Client shall bear and be solely responsible for the payment of all taxes levied or assessed in connection with the Services, Deliverables and/or this Agreement, if any, including, but not limited to, all sales, use and value-added or other taxes (but excluding taxes based solely upon Consultant’s income).

5.	LIMITED WARRANTY

Consultant warrants to Client that the Services shall be performed in a professional and workerlike fashion. EXCEPT AS EXPRESSLY PROVIDED IN THE FOREGOING SENTENCE, CONSULTANT PROVIDES THE SERVICES, DELIVERABLES AND PRE-EXISTING MATERIALS “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, Consultant does not warrant that: (i) any of the Services, Deliverables or Pre-Existing Materials shall be complete or error free, (ii) results, specifications, processes, compounds or functions contained in or provided by the Services, Deliverables or Pre-Existing Materials shall operate in combinations which may be selected for use by Client, or (iii) the Services, Deliverables or Pre-Existing Materials will meet Client’s requirements. Any proposals or documentation attached to this Agreement or to any Work order shall not modify or expand the warranty provided in this Section 5. Consultant makes no warranty whatsoever, and shall have no liability to Client or others, with respect to third party services or information provided as part of the Services, Deliverables or Pre-Existing Materials.

6.	DISCLAIMERS AND LIMITATIONS OF LIABILITY

6.1 No Liability for Certain Damages. OTHER THAN IN CONNECTION WITH A BREACH OF A CONFIDENTIALITY OBLIGATION OR THE WILLFUL INFRINGEMENT OF AN INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY BY CONSULTANT, CONSULTANT SHALL NOT BE LIABLE TO CLIENT OR ANY OTHER PARTY FOR ANY

INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY SERVICES PERFORMED OR DELIVERABLES OR PRE-EXISTING MATERIALS PROVIDED HEREUNDER, EVEN IF CONSULTANT HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

6.2 Limit on Damages. OTHER THAN IN CONNECTION WITH A BREACH OF A CONFIDENTIALITY OBLIGATION OR THE WILLFUL INFRINGEMENT OF AN INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY BY CONSULTANT, IN NO EVENT SHALL CONSULTANT’S LIABILITY TO CLIENT WITH RESPECT TO ANY SERVICES PERFORMED OR DELIVERABLES OR PRE-EXISTING MATERIALS PROVIDED UNDER THIS AGREEMENT EXCEED THE FEES ACTUALLY PAID BY CLIENT FOR SUCH SERVICES OR DELIVERABLES OR PRE-EXISTING MATERIALS DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

6.3 Acknowledgment. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, INDEMNIFICATION OR EXCLUSION OF DAMAGES OR OTHER REMEDY IS INTENDED TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY UNDER THIS AGREEMENT IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES OR OTHER REMEDIES SHALL REMAIN IN EFFECT.

7.	INDEMNIFICATION

7.1 Client shall defend, indemnify and hold Consultant and its officers, directors, employees and agents harmless from and against any losses, liabilities, damages, demands, penalties and expenses (including, without limitation, court costs and attorneys’ fees) (collectively, “Losses”) arising out of or in connection with (a) Client’s use of any Service, Deliverable or Pre-Existing Materials, (b) the conduct any clinical study included in the Services, (c) the Products, or (d) any breach by Client, its employees, agents or contractors of any representation, warranty or covenant of Client hereunder, other than any Losses resulting from the gross negligence or willful misconduct of Consultant.

7.2 Consultant shall defend, indemnify and hold Client and its officers, directors, employees and agents harmless from and against any Losses arising out of or in connection with the gross negligence or willful misconduct of Consultant.

8.	CONFIDENTIAL INFORMATION

8.1 Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any information disclosed in a writing marked “Confidential” (or disclosed orally and reduced to a writing marked “Confidential” within 10 days after the oral disclosure) to a party (“Recipient”) or its affiliates, subsidiaries, representatives, counsel, shareholders, directors, officers, employees, agents or consultants (“Representatives”), by the other party (the “Disclosing Party”) or its Representatives. Confidential Information shall not include any information which (i) is or becomes available to the public other than as the consequence of a breach of any obligation of confidentiality; (ii) is actually known to or in the possession of Recipient without any limitation on use or disclosure prior to receipt from the Disclosing Party; (iii) is received from a third party in possession of such information who is not, to the knowledge of Recipient, under obligation to the Disclosing Party not to disclose the information; or (iv) is independently developed by Recipient or its Representatives without access to the Confidential Information.

8.2 Non-Disclosure of Confidential Information. Recipient and its Representatives shall hold in strict confidence and trust all Confidential Information and shall not disclose, sell, rent or otherwise provide or transfer, directly or indirectly, any Confidential Information to any person or entity without the prior written consent of the Disclosing Party. Notwithstanding the preceding sentence to the contrary, Recipient may disclose Confidential Information to its Representatives who need to know such information to enable Recipient to perform its obligations hereunder and who agree to be bound by the terms of this Section 8, and then only to the extent necessary to carry out the legitimate use of the Confidential Information. Recipient and its Representatives shall use the Confidential Information only in connection with the performance of its obligations hereunder and not for any other purpose whatsoever.

8.3 Compelled Disclosure. Notwithstanding the foregoing, Recipient shall be permitted to disclose Confidential Information pursuant to a court order, government order or any other legal requirement of disclosure if no suitable protective order or equivalent remedy is available, provided that Recipient gives the Disclosing Party written notice of such court order, government order or legal requirement of disclosure immediately upon knowledge thereof and allows the Disclosing Party a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law, and further provided that Recipient shall furnish only that portion of the Confidential Information which it is advised by a written opinion of counsel is legally required.

8.4 Return or Destruction of Confidential Information. Upon expiration or termination of this Agreement or upon the earlier written request of the Disclosing Party, Recipient shall promptly return to the Disclosing Party or, at the Disclosing Party’s option, destroy any and all Confidential Information received by Recipient or its Representatives from or on behalf of the Disclosing Party, including any and all copies or duplicates of the Confidential Information or summaries or synopses thereof prepared by Recipient or its Representatives.

9.	TRADEMARKS

Each of Consultant and Client shall own and retain all rights to such party’s trade names, trademarks, logos and service marks (collectively, “Marks”), and all goodwill generated thereby shall inure to the benefit of such party. Client hereby grants Consultant a non-exclusive right and license to use Client’s Marks as necessary or appropriate in performing the Services and providing the Deliverables hereunder and/or in printed and online advertising, publicity, directories, newsletters, and updates describing Consultant’s Services.

10.	FORCE MAJEURE

Neither party shall be liable for any failure to perform, or any delay in performing, its obligations under this Agreement (other than any obligation to make payments due and owing hereunder), that arises out of, is caused by or results from an event beyond its reasonable control, including, without limitation, acts of God, acts of war, acts or omissions of the other party or third parties, court orders, acts or regulations of governmental bodies, accidents, fires, floods, unusual weather conditions, strikes, labor disputes, failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, or other equipment failure. In the event that any such circumstances do arise, occur or result, the party subject thereto shall use commercially reasonable efforts to overcome such circumstances as soon as practicable.

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the date hereof and shall continue until terminated pursuant to this Section 11.

11.2 Termination. This Agreement and/or any Work Order may be terminated as follows:

(a)	By either party, upon material breach of this Agreement or any Work Order by the other party (or, in the case of termination of a Work Order, a material breach of the applicable Work Order), which breach remains uncured thirty (30) days after written notice thereof is given to the breaching party;

(b)	By either party, immediately if the other party ceases to actively conduct its business, admits in writing its inability to pay its debts generally as they become due, makes a general assignment for the benefit of creditors, institutes proceedings to be adjudicated a voluntary bankrupt or consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy act or consents to the filing of a petition seeking such reorganization, or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; or

(c)	By Consultant, upon no less than thirty (30) days prior written notice to Client.

(d)	By Client, upon no less than thirty (30) days prior written notice to Consultant.

11.3 Effect of Termination. Upon termination of this Agreement by either party, Client shall promptly, in accordance with the terms of this Agreement, pay to Consultant all Fees and other amounts due for Services performed and Deliverables provided through the effective date of such termination, together with all Expenses incurred by Consultant in its performance hereunder through such date.

11.4 Survival. The provisions of Sections 2.3, 3, 4, 5, 6, 7, 8, 9, 10, 11.3, 11.4, 12 and 13, as well as any other provisions of this Agreement necessary to interpret the respective rights and obligations of the parties hereunder, shall survive the expiration or termination of this Agreement.

12.	NON-SOLICITATION

12.1 During the term of this Agreement and for a period of one (1) year thereafter, each party agrees not to recruit, solicit, employ or utilize, for itself or others, the employees of the other party, unless otherwise agreed in writing.

12.2 The parties hereto agree that the Consultant may accept other consulting assignments and engage in other business activities, provided they do not interfere with the Consultant’s obligations under this Agreement.

13.	MISCELLANEOUS PROVISIONS

13.1 Independent Contractor. In making and performing this Agreement, Consultant shall be deemed to be acting as an independent contractor of Client. Neither party shall be deemed a principal, agent, legal representative, joint venturer or partner of the other. Except as expressly provided in a Work Order with respect to Consultant’s ability to bind Client, neither party is authorized to bind the other to any obligation, affirmation or commitment with respect to any other person or entity. In addition, neither party’s employees shall be deemed to be employees of the other party for any purpose whatsoever.

13.2 Binding Effect; Assignment. All of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and permitted assigns. Except as otherwise provided in Section 13.3 hereof, neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any attempted assignment in violation of this Section 13.2 shall be null and void and of no force or effect.

13.3 Subcontractors. Consultant may use subcontractors or suppliers to provide some or all of the Services or Deliverables. Consultant shall be responsible for ensuring that said subcontractors and suppliers comply with the provisions of this Agreement.

13.4 Third Party Beneficiaries. Except as expressly stated herein, nothing in this Agreement shall confer any rights upon any person other than the parties and their respective successors and permitted assigns.

13.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its principles governing conflicts of law. Any dispute arising out of or in connection with this Agreement shall be adjudicated exclusively in the state or federal courts having jurisdiction over Chester County, Pennsylvania, and all parties consent to personal jurisdiction and venue therein.

13.6 Equitable Relief. Each party agrees that either party’s violation of the provisions or covenants of this Agreement contained in Sections 3 (Proprietary Rights), 8 (Confidential Information) and 12 (Non-Solicitation) will cause immediate and irreparable harm to the other party for which money damages will not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provisions or covenants, the other party shall be entitled to injunctive and/or other preliminary or equitable relief, in addition to any other remedies available at law, without having to prove actual damages or to post a bond.

13.7 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder will be sufficient if given in writing and delivered personally, by overnight mail service, by facsimile transmission or electronic mail (with receipt confirmed) or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below (or to such other addressee or address as will be set forth in a notice given in the same manner):

To Consultant:

Malvern Consulting Group, Inc.

490 Lapp Road

Malvern, PA 19355

Attention: Matthew Henwood, President

Fax No.: 484-395-2401

Email: mhenwood@malvernconsultinggroup.com

To Client:

Recro Pharma, Inc.

490 Lapp Road

Malvern, PA 19355

Attention: Wayne Weisman,

Chairman of the Board

Fax No.: 484-395-2471

Email: wweisman@scpvitalife.com

All such notices will be deemed to have been given three (3) business days after mailing if sent by registered or certified mail, one (1) business day after mailing if sent from within the United States by overnight courier service, or on the date delivered if delivered personally or sent by facsimile or electronic mail.

13.8 Entire Agreement; Amendment. This Agreement, together with all approved Work Orders, sets forth the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersedes all prior or simultaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. Terms and conditions of

Consultant’s or Client’s pre-printed documents (e.g., purchase orders, order acknowledgements and the like) shall not apply to the Services performed or Deliverables provided hereunder. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by authorized representatives of each of the parties.

13.9 Severability. Any provisions of this Agreement that are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provision of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties hereto, and this Agreement shall be enforceable as so modified.

13.10 Waiver. Neither party will by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party will not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

13.11 Headings. Headings used in this Agreement are for convenience of reference only and shall in no way be used to construe or limit the provisions herein.

13.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

[Execution page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

MALVERN CONSULTING GROUP, INC.
(“Consultant”)

By:	/s/ Matthew Henwood

Name:	Matthew Henwood

Title:	President

RECRO PHARMA, INC.
(“Client”)

By:	/s/ Wayne B. Weisman

Name:	Wayne B. Weisman

Title:	Chairman

STATEMENT OF WORK “STOW”

THIS STATEMENT OF WORK (“‘STOW”) dated and entered into as of this 7th day of October, 2013 (‘‘Effective Date”), is entered into by and between Malvern Consulting Group. Inc. a Pennsylvania Corporation (“MCG”) with offices at 490 Lapp Road, Malvern, PA 19355 on behalf of Recro Pharma, Inc., hereinafter (“Client”) with offices at 490 Lapp Rd., Malvern, PA 19355 pursuant to and subject to the terms and condition of the Agreement tor Services, dated 7 July, 2008 (“the Consulting Agreement’’) between the parties.

MCG Designee:	Matthew Henwood Malvern Consulting Group, Inc. 490 Lapp Road Malvern, PA 19355 Tel: 484-395-2400

Period of Performance:	October 7, 2013 until start of Phase HB Trial at which An additional STOW will be executed.

Project Scope of Work:	Finalization of the Protocol for the Phase IIB trial as well as updating of Investigator’s Brochure, Annual Update Report to the IND, FDA correspondence as required as well as Manufacturing planning, acquisition of materials as required and as budget permits, maintenance of stability samples and data collection process, and other items as required to maintain the product and the IND within compliance.

Compensation:	Within pre agreed budgets, approved rates will be charged for professional services, and will be processed for payment upon provision of a detailed monthly invoices with time, duties, etc. provided for review by the Chairman of the Board.

ACCEPTED AND AGREED TO:

Malvern Consulting Group, Inc.

By:	/s/ Matthew Henwood

Printed Name:	Matthew Henwood

Title:	Regulatory Affairs Manager

Date:	10/10/13

Recro Pharma, Inc.

By:	/s/ Wayne B. Weisman

Printed Name:	Wayne B. Weisman

Title:	Chairman

Date:	10/10/13